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                                                                    Exhibit 10.1

                           AGREEMENT AND COMPLETE AND
                              FULL GENERAL RELEASE


         Janet Parker ("Executive") and A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the "Company"), have agreed to conclude their employment relationship. The parties have agreed that, based upon Executive's past service to Company and the parties' mutual desire to amicably conclude the employment relationship, that Executive and Company enter into this Agreement and Complete and Full General Release ("Agreement"). In consideration of the sum to be paid and other promises set out in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree to the following terms:

         1. CONCLUSION OF EMPLOYMENT. Executive's employment by Company will terminate on July 31, 2006 ("Separation Date"). Executive will continue to be paid her annual compensation, at its current rate, through the Separation Date.

         2. PAYMENT UPON SEPARATION. Assuming the Executive does not revoke this Agreement within the revocation period set forth in Paragraph 7, below, in consideration for executing this Agreement and complying with its terms, Executive will receive a severance payment from the Company in an amount equal to one (1) years' compensation at Executive's current rate, paid in twelve (12) monthly installments, less appropriate tax withholdings and authorized deductions, commencing on the first Company pay date subsequent to the Separation Date.

         3. HEALTH INSURANCE TRANSITIONAL SUPPORT. Company will comply with its obligations and provide all required notices to Executive of Executive's rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

         4. CONFIDENTIALITY. Executive and Company agree to keep the terms of this Agreement strictly confidential until such time as this Agreement is filed with the Securities and Exchange Commission.

         5. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company and its Subsidiaries ("Confidential Information") are the property of the Company. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own purposes any Confidential Information without the prior written consent of the Chief Executive Officer of the Company, unless and to the extent such information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions. On or before the Separation Date, Executive shall deliver to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information or the business of the Company and its Subsidiaries that Executive may then possess or have under Executive's Control.


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         6. NON-COMPETE, NON-SOLICITATION. (a) In consideration of the payment to be made to Executive upon separation referred to in Paragraph 2, above, Executive agrees that for a period of twelve (12) months after the Separation Date (the "Non-Compete Period") Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company and its Subsidiaries, as such businesses exist or are in process on the Separation Date, within any geographical area in which the Company and its Subsidiaries engage or, at the time of the execution of the Agreement, actively plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded and which competes with the businesses of Company and its Subsidiaries, so long as Executive has no direct or indirect active participation in the business of such corporation.

         (b) During the Non-Compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire an employee of the Company or any Subsidiary, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

         7. WAIVER OF CLAIMS. Executive, individually and on behalf of Executive's estate, heirs, personal representatives, and assigns hereby release, remise and forever discharge the Company and its Subsidiaries of and from any and all actions, causes of action, claims, debts, dues, accounts, accountings, losses, liabilities, contracts, commitments, rights, obligations, damages, costs and expenses, including without limitation litigation expenses and attorneys fees, of any nature whatsoever, whether known or unknown, liquidated or contingent, whether now existing or hereafter arising, (each individually a "Claim" and all of the foregoing collectively called "Claims"), which Executive had, now has, or may in the future have, including without limitation any
Claims: (a) for libel, slander, defamation, or tortious interference with actual or prospective business or contractual relations, which are based in whole or in part on any facts, circumstances or events which are now existing or which occurred on or prior to the date hereof, or (b) for breach of contract, wrongful discharge, non-payment of wages or other sums, with the sole exception of Claims arising under the express provisions of this Agreement.

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                  Except as expressly provided to the contrary in the first
paragraph of this Section 7, the Claims and rights being released in this section include, but are not limited to: all Claims and rights arising from or in connection with any agreement of any kind Executive may have had with Company and its Subsidiaries, or in connection with Executive's status or separation of employment from Company; all Claims and rights for wrongful discharge, breach of contract, either express or implied, emotional distress, back pay, front pay, benefits, fraud, or misrepresentation; all Claims and rights, if any, arising under the Civil Rights Acts of 1964 and 1991, as amended, (which prohibits the discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (ADA), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (ADEA), as amended (which prohibits age discrimination in employment), the Employee Retirement Income Act of 1974 (ERISA), as amended, all other wage and hour/wage payment statutes and laws, the New Jersey Law Against Discrimination and all similar statutes and laws, and the Health Insurance Portability and Accountability Act (HIPPA), to the extent such statutes and laws may be applicable; and, any and all other Claims or rights whether arising under federal, state, or local law, rule, regulation, constitution, ordinance or public policy.

                  Executive acknowledges that Executive is waiving any rights Executive may have under the Age Discrimination in Employment Act, that Executive was advised to review this Agreement with Executive's legal counsel before signing the Agreement, that Executive has been advised to carefully read the provisions of this release, that Executive understands its contents, that Executive has twenty-one (21) days from the date Executive received a copy of this release to consider entering into this release and accepting the payments provided for herein, and that if Executive signs and returns this release before the end of the 21-day period, Executive will have voluntarily waived Executive's right to consider this release for the full twenty-one (21) days.

                  Executive acknowledges that Executive may revoke this release within seven (7) days of Executive's execution of this Agreement by submitting written notice of Executive's revocation of this release and of this Agreement to the Chief Executive Officer of the Company. Executive also understands that this release and Agreement shall not become effective or enforceable until the expiration of that 7-day period without Executive having given such notice. If Executive gives such notice of revocation, then this Agreement will be null and void and of no further force and effect.

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                  Executive agrees that if any provision of this release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties' intention as set forth in this release to the extent permissible and the remaining provisions of this release shall not be affected thereby and shall remain in full force and

         9. NO WRONGDOING BY COMPANY. Executive acknowledges and understands that by offering and/or executing this Agreement, Company does not admit, and indeed expressly denies, that Company, its employees, managers, agents, directors and officers have done anything improper or violated any law. The signing of this Agreement is not an admission of liability or wrongdoing by Company, its employees, managers, agents, directors or officers.

         10. TAXES. Company will withhold all appropriate taxes and issue to Executive an IRS Tax Form W-2. The parties acknowledge, however, that there may be tax consequences for Executive in excess of the amounts withheld from the consideration described in Paragraph 2 of this Agreement. It is expressly understood that Executive is responsible for all taxes which Executive may owe as a result of Executive receiving the consideration under this Agreement. Executive expressly understands that if Executive or Executive's family owe taxes, or additional taxes, at any time as a result of the impact of this Agreement, that Executive alone is responsible for making those payments and that Executive will not seek additional sums from Company to make those payments. Similarly, if Executive seeks to recover certain portions of or all of the withheld amounts from the appropriate taxation authorities, such a recovery would be a private matter between Executive and the appropriate government agency or agencies. Company will not provide Executive with, nor will Executive ask for, any additional funds to offset the amount paid or owed in taxes, accrued interest, penalties or for attorneys fees which Executive may incur in resolving Executive's claims with any government agency or agencies or courts of law.

         11. COMPLETE INTEGRATION. The terms contained in this Agreement are the only terms agreed upon by Executive and Company. Notwithstanding any other statements, all benefits which Executive had as a result of Executive's employment, and which are not expressly listed in this Agreement, terminate in accordance with Company's benefit contracts, but in no case later than the end of July, 2006. It is the express intent of the parties that this Agreement fully integrates and expressly replaces any other terms, conditions, conversations, discussions, or any other issues which were discussed regarding Executive's employment at Company, or for any and all reasons based on conduct which has occurred through the date of executing this Agreement. Any other conversations, promises or conditions which do not appear in this document are waived or rejected by agreement of Executive and Company.

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         12. INTERPRETATION AND ENFORCEMENT. Because Executive has been advised to seek counsel prior to signing this Agreement, the parties agree that the general rule that the document shall be interpreted against the party that drafted it shall not apply to any subsequent issue of interpretation. In the event a dispute arises over the terms of this Agreement, both Executive and Company are equal without regard to who authored this document. All claims, disputes or issues of interpretation which arise, or may arise, out of this Agreement shall be resolved by an Arbitrator under the American Arbitration Association's Rules and Procedures for Employment Cases. The Arbitrator shall have the power to order appropriate remedies for any proven breaches of this Agreement. However, each side shall bear its own attorneys fees. The decision and award of any Arbitrator shall be final and binding. The Parties agree to keep any Decision and Award confidential.

         13. COUNTER-PARTS. This Agreement may be signed in separate counter-parts.

         14. SIGNATURES



/s/ Janet Parker                                     July 31, 2006
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Janet Parker                                         Date




/s/ Rick A. Lepley                                   July 31, 2006
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A.C. Moore Arts & Crafts, Inc.                       Date
By: Rick A. Lepley
Authorized Agent of Company



Presented to Executive on: July 27, 2006.


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